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                                                                     Exhibit 2.7

                   Western Wireless International Corporation
                             3650 131st Avenue S.E.
                                    Suite 400
                               Bellevue, WA 98006



                                                                   June 29, 2001


Mannesmann Eurokom GmbH
and
EKOM Telecommunications Holding AG
Mannesmannufer 2
40213 Dusseldorf, Germany

Ladies and Gentlemen:

Reference is made to the Agreement for the Sale and Purchase of Shares in tele.ring Telekom Service GmbH and the partnership interest in tele.ring Telekom Service GmbH and Co. KEG (collectively referred to as "tele.ring") (the "Agreement"). All terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Agreement. We shall be obligated as follows.

        1. During the period of 180 days from the Closing Date, we agree that we shall not cease to own and/or control, directly or indirectly, at least a majority of the issued and outstanding voting shares of tele.ring. Nor will we, during such period sell or otherwise dispose of fixed assets of tele.ring (except in the case of a Liquidation) if the total of such sales or dispositions during such period represents more than 20% of the value of such assets on the Closing Balance Sheet; provided that sale and leaseback transactions shall not be considered sales or dispositions of assets.

        2. During the period commencing on the 181st day after the Closing Date and ending on the 365th day after the Closing Date we agree as follows:
        In the event that Purchaser sells (a) 51% of the issued voting shares of
        (i) tele.ring, (ii) EHG Einkaufs- und Handels GmbH, or (iii) Western Wireless International Austria Corporation; or (b) substantially all of the assets of tele.ring, which sale is not combined with any other material business or material assets owned or controlled by Western Wireless International Corporation directly or indirectly and used in the telecommunications business, Purchaser agrees to share equally with Vendors the proceeds actually received by Purchaser in such sale, net of all fees incurred on an arm's length basis and reasonable expenses related to such sale.

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In the event of any dispute, controversy or claim arising out of or in connection with the arrangements embodied herein (including any schedule or attachment hereto) or the breach, termination or validity of this document, the parties hereto shall use all reasonable endeavours to resolve the matter on an amicable basis. If one party serves formal written notice to the other party or parties that a material dispute, controversy or claim of such a description has arisen and the parties are unable to resolve the dispute within a period of thirty (30) days from the service of such notice, then the dispute, controversy or claim shall be referred to the respective senior executives of the parties hereto. No recourse to arbitration by one party against the other party under this arrangement shall take place unless and until such procedure has been followed.

If the senior executives of the parties hereto shall have been unable to resolve any dispute, controversy or claim referred to them within a period of ten (10) days from referral to the senior executives, that dispute, controversy or claim shall be referred to and finally settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in Switzerland. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

The parties hereto hereby waive any rights of application and appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of Germany, Austria, Switzerland, the U.S.A. and England) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of this arbitration clause or an arbitral award and except for actions seeking interim or other provisional relief in aid of arbitration in any court of competent jurisdiction.

To express your agreement with the terms thereof, please sign a copy of this letter where indicated below and have such countersigned copy returned to us.

                                     Western Wireless International Corporation

                                     By:/s/ BRADLEY J. HORWITZ
                                        ----------------------------------------

Agreed to and accepted.
Mannesmann Eurokom GmbH
EKOM Telecommunications Holding AG

By:/s/ ALBERT ADAMETZ
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